EXHIBIT 10.8


[GRAPHIC]                                    Trinity Learning Corporation
                                             1831 Second Street
                                             Berkeley, CA. 94710


                                             February 19, 2004


Nordic Enterprise BV
c/o Mr. Jan-01af Willums
Grakamveien 10 D
0779 Oslo
Norway

Dear Mr. Willums:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for the twelve month period commencing March 1, 2004 between Nordic Enterprise BV ("NE") and Trinity Learning Corporation ("TLC") whereby you will provide certain advisory services to TLC on a non-exclusive basis, including general corporate advisory and business development services. As Director of NE, Jan-Olaf Willums ("WILLUMS") will devote a portion of his professional resources to TLC (and its subsidiaries Vilpas and FunkWeb) during the course of this agreement; TLC acknowledges that it is engaging Willums on a best efforts basis.

A. Advisory Services to Be Performed for TLC

1. Merger and Acquisition Services. WILLUMS will assist TLC in identifying potential merger and/or acquisition candidates. WILLUMS will assist in contacting pre-approved target companies and in structuring such transactions. Compensation. TLC agrees to grant to WILLUMS one year warrants to purchase Trinity common shares. The quantity of warrants will be equal to 100,000 warrants, or proportional amount thereof, for each $1,000,000 of trailing, profitable revenues of the acquisition. For the sake of clarity: a) trailing revenues will be computed using the previous 4 quarters, prior the date of execution of the Definitive Agreement, of audited financials for the target, b) if Trinity acquires a 51% stake in an acquisition of the quantity of warrants will be based on 51% of the targets revenues, c) the warrants will carry the following strike price:
For the first ten million dollars of aggregate acquired revenues, the exercise price of the warrants shall be $1.00;
For subsequent aggregate acquired revenues, the strike price of the warrant shall be equal to 85%, subsequent to SEC regulation, of the average closing price of Trinity common stock for the last 10 trading days prior to the day the transaction closes.

"Profitable revenues" shall be calculated inclusive of compensation paid to NE under this agreement

2. General Business Development Services. WILLUMS will assist TLC, on a best efforts basis, in the identification of new U.S. and international business development opportunities including but not limited to (i) new marketing and distribution channels, (ii) new strategic marketing, co-


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February l9, 2004
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marketing, course or program development opportunities, OEM or private label agreements, or (iii) new technology or software partners or equipment.

Compensation: TLC shall pay to NE a monthly payment of 0.25% of the trailing four quarter revenues of the acquisitions WILLUMS has initiated, re-calculated quarterly when TLC's CFO has obtained the relevant financial statements (with the initial acquisition of Vilpas/FunkWeb as a basis), commencing March 1, 2004.

B. Expenses

TLC agrees to reimburse NE for reasonable out-of-pocket travel expenses related to WILLUMS's performance of the services described in this Agreement (i.e. travel and lodging to destinations where TLC has requested or approved the presence of NE professionals), provided that expenses reimbursement requests must be made in writing consistent with TLCs policies and procedures, and provided that expenses shall not exceed a trailing quarterly average of US$1,000 per month without advance approval by TLC's CEO or CFO.

C. Term of Agreement

The term of this Agreement shall commence on March 1, 2004 and shall be in effect for twelve months. The agreement is renewable upon written agreement by both parties, and shall survive termination as follows:

     1. NE shall be entitled to the compensation described above if completes a merger, acquisition or asset divestiture with any party identified to TLC by WILLUMS within twelve months of the expiration or termination of this Agreement.

D. Indemnification

NE and TLC agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

E. Governing Law

This Agreement shall be governed by the laws of the State of Utah.

F. Signatures

By their authorized signatures below, NE, WILLUMS and TLC do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.


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February 19, 2004
Page 3


G. Acceptance or Rejection by TLC

TCI shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, or advise presented, discovered or procured by WILLUMS pursuant to this agreement. In the event of a rejection by TLC, for any reason, NE or WILLUMS shall not be entitled to any of the compensation that would have been payable hereunder, if the transaction had been consummated. WILLUMS is, furthermore, not authorized to enter into any agreements with any person or entity on behalf of TLC.

H. Confidentiality

In the course of rendering the services provided for in this Agreement, WILLUMS will learn and may develop information which is considered by TLC to be confidential. WILLUMS agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of TLC.

I. Non-Compete

During the term of this agreement, WILLUMS agrees that neither he, nor any firm that he controls, shall identify merger, acquisition or business development relationships for a competitor to TLC in the workplace learning, education or training markets served or targeted by TLC, unless TLC has first been offered right of first refusal for the potential business transaction.

ACCEPTED FOR Trinity Learning Corporation


/s/ Douglas Cole
----------------------------------
Douglas Cole
Chief Executive Officer
Date:


ACCEPTED FOR Nordic Enterprise BV


/s/ Jan Olaf Willums
----------------------------------
Jan Olaf Willums
Director
Date: 19-2-04